Exhibit 10.5

January 26, 2007

VIA ELECTRONIC MAIL

Robert Staats
Chief Accounting Officer
VoIP, Inc.
151 So. Wymore Rd., Suite 3000
Altamonte Springs, Florida 32714

Re:	Bridge Financing from Bristol Investment Fund, Ltd.

Dear Mr. Staats:

We represent Bristol Investment Fund, Ltd. (“Bristol”), a holder of convertible notes and warrants to purchase common stock of VoIP, Inc. (the “Company”). This letter shall set forth the agreement (the “Letter Agreement”) between Bristol and the Company with respect to Bristol’s intent to provide certain bridge loans (the “Bridge Loans”) to the Company on the terms and conditions set forth herein.

The Bridge Loans shall be funded in two tranches, with the first tranche in the amount of $250,000 (the “First Bridge Loan”), which shall be documented in the form of a promissory note (the “First Note”) attached hereto as “Exhibit A - Form of First Note.” The second tranche of the Bridge Loans shall be in the amount of $250,000 (the “Second Bridge Loan”), which shall be documented in the form of a promissory note (the “Second Note”) attached hereto as “Exhibit B - Form of Second Note.”

In consideration of Bristol immediately funding the Bridge Loans, the Company shall issue the following to Bristol:

(i)
5-year warrant with an exercise price of $0.475, in a form satisfactory to Bristol, for the purchase of 537,215 shares of common stock of the Company, to be delivered to Bristol within three days of the date of this Letter Agreement (the “First Warrant”);

(ii)
5-year warrant with an exercise price of $0.475, in a form satisfactory to Bristol, for the purchase of a number of shares of common stock of the Company equal to 28.846143% (“Bristol’s Percentage”) of the total number of shares underlying warrants to be issued to holders of outstanding promissory notes pursuant to bridge loans made in November 2006, December 2006 and January 2007 that resulted in the Company receiving a total of $866,667 (the “Prior Bridge Notes”) less the number of shares underlying the First Warrant, to be issued and delivered to Bristol on the same day that the warrants for the holders of the Prior Bridge Notes are issued; and

(iii)
Shares of common stock of the Company equal to Bristol’s Percentage of the shares of common stock of the Company to be issued to the holders of the Prior Bridge Notes, to be delivered to Bristol within three days of the date that the Company obtains shareholder approval to increase its number of authorized shares of common stock.

Any amounts due under the First Note (the “Total Due under First Note”) and the Second Note (the “Total Due under Second Note”) may be credited towards the purchase price of securities offered by the Company at a 10% premium to the Total Due under First Note and Total Due under Second Note.

Please sign below to indicate your acknowledgement and agreement to the terms outlined herein and return a signed copy of this Letter Agreement via facsimile to Amy Wang, Esq. at 866-234-7806.

Each party may sign identical counterparts of this Letter Agreement with the same effect as if the parties signed the same document. A copy of this Letter Agreement signed by a party and delivered by facsimile transmission or electronic transmission of a file in PDF format to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

The parties hereto have caused this Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VOIP, INC.			BRISTOL INVESTMENT FUND, LTD.

By:		By:
	Name: Robert Staats		Name: Paul Kessler
	Title: Chief Accounting Officer		Title: Director